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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation in this Form 10-K of our report dated February 1, 2002. It should be noted that we have not audited any financial statements of the Company subsequent to December 29, 2001, or performed any audit procedures subsequent to the date of our report.

Arthur Andersen LLP

Chicago, Illinois
March 22, 2002